For the annual period ended 10/31/97
File number:  811-07809

                        SUB-ITEM 77 D


             Policies with Respect to Securities
                         Investments

I.   On October 24, 1997 the Trustees
approved a change in investment policies of the
     Fund to expand the definition of equity
     related securities to include common
     stocks, preferred stocks, rights,
     warrants and debt securities or
     preferred stocks which are  convertible
     or exchangeable for common stocks or
     preferred stocks and master limited
     partnerships, among others.




































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